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                                                                     EXHIBIT 3.1


                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         PENTASTAR COMMUNICATIONS, INC.



         The undersigned, _____________________, hereby certifies that:

         ONE: He is the duly elected and acting President of PentaStar Communications, Inc.


         TWO: The corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 15, 1999. The name of the corporation at that time was Optimal Communications, Inc.



         THREE: This Restated Certificate of Incorporation amends, integrates and restates the corporation's Certificate of Incorporation filed on March 15, 1999 and amended on August 13, 1999, and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").



         FOUR: The text of the Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:


                                   ARTICLE I.
                                      NAME


         The name of this corporation is PentaStar Communications, Inc.



                                   ARTICLE II.
                          REGISTERED OFFICER AND AGENT


         The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.



                                  ARTICLE III.
                               PURPOSES AND POWERS

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.


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                                   ARTICLE IV.
                                 CAPITALIZATION


         A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty One Million (21,000,000) shares. Twenty Million (20,000,000) shares shall be Common Stock, par value $.0001 per share. One Million (1,000,000) shares shall be Preferred Stock, par value $.0001 per share.

         B. Each of the 915.7509 shares of the corporation's common stock, par value $.01 per share, issued and outstanding as of the effective time of this Restated Certificate of Incorporation shall, without further action, be subdivided, reclassified and changed into 3,417.96 fully paid and nonassessable shares of Common Stock. Each holder of record of certificates for any of such
915.7509 shares of common stock of the corporation as of the effective time of this Restated Certificate of Incorporation shall be entitled to receive, as soon as practicable upon surrender of the stock certificate(s) representing such shares, stock certificates representing 3,417.96 shares of Common Stock for each one share of such common stock represented by the surrendered certificate of such holder; provided, however, that no fractional shares resulting from such subdivision shall be issued but the corporation shall instead pay to any holder otherwise entitled to receive a fractional share an amount determined by multiplying such fractional share by $_____ [IPO PER SHARE PRICE], which is determined to be the fair value of such fractional share.

         C. The following is a statement of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Common Stock:

                  1. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of Common Stock.

                  2. Except as otherwise required by law, at every annual or special meeting of stockholders of the corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder's name on the books of the corporation.

                  3. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the corporation.



          D. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the DGCL, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions of any wholly unissued series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of any series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.



                                   ARTICLE V.
                                   DIRECTORS

         For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:


         A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by, or in the manner provided in, the Bylaws of the corporation.



         B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.


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         Notwithstanding the foregoing provisions of this Article, each director shall serve until such director's successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        C. Removal of Directors

                  1. Subject to the rights of the holders of any series of Preferred Stock, neither the Board of Directors nor any individual director may be removed without cause.


                  2. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the corporation entitled to vote at an election of directors.


         D. Vacancies

                  1. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                  2. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.


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                                   ARTICLE VI.
                                     BYLAWS

         In furtherance and not in limitation of the powers conferred by statue, the Board of Directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to make, alter or repeal bylaws.

         A. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

         B. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

         C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.


                                  ARTICLE VII.
                       LIMITATION OF DIRECTORS' LIABILITY

         A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

         B. Any repeal or modification of this VII shall be prospective and shall not adversely affect any right or protection of a director under this
Article VII as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article VII, prior to such repeal or modification.


                                  ARTICLE VIII.
                                 INDEMNIFICATION

         The corporation shall, to the fullest extent permitted by Section 145 of the DGCL (or any successor section), as the same may be amended and supplemented, indemnify any director or officer of the corporation, including any director or officer of the corporation who was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his


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official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person. No amendment or repeal of this Article VIII shall apply to or have any affect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.



                                  ARTICLE IX.
                          RESERVATION OF POWER TO AMEND


         The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, as from time to time amended, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.



                                   ARTICLE X.
                    TRANSACTIONS WITH DIRECTORS AND OFFICERS

         The corporation shall have authority, to the fullest extent now or hereafter permitted by the DGCL, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association or other entity in which one or more of its directors or officers are directors or officers or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction.

         IN WITNESS WHEREOF, this Certificate has been subscribed this ____ day of __________, 1999 by the undersigned who affirms that the statements made herein are true and correct.



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